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                                                                     Exhibit 8.1


                                  [LETTERHEAD]



April 20, 2000

Credit Suisse First Boston
Donaldson, Lufkin & Jenrette Securities Corporation
c/o Credit Suisse First Boston Corporation
11 Madison Avenue
New York, NY  10010-3629

Ladies and Gentlemen:

We have acted as counsel to The Titan Corporation (the "Company") and Titan Capital Trust (the "Trust") in connection with the filing of a Registration Statement on Form S-3 (Registration No. 333-_____) with the Securities and Exchange Commission (the "Registration Statement") covering the resale of (i) up to 5,000,000 Remarketable Term Income Deferrable Equity Securities (the "HIGH TIDES") of the Trust, (ii) up to $257,732,000 in aggregate principal amount of 5-3/4% Convertible Senior Subordinated Debentures due 2030 (the "Subordinated Debentures"), (iii) up to 5,038,000 shares of the Company's Common Stock issuable upon conversion of the Subordinated Debentures (the "Shares"), and (iv) the guarantee of the Company pursuant to the Guarantee Agreement, executed and delivered by the Company and the Wilmington Trust Company for the benefit of the holders of the HIGH TIDES (the "Preferred Securities Guarantee Agreement"). Capitalized terms used herein that are not otherwise defined herein have the meaning assigned to such terms in the Indenture.

In rendering the opinion set forth below, we have examined copies, certified or otherwise identified to our satisfaction, of the following executed documents and are relying upon the truth and accuracy of the statements, covenants, representations and warranties set forth therein:

1.       The Registration Statement;

2.       The Indenture;

3.       The Subordinated Debentures;

4. The Amended and Restated Declaration of Trust among the Trust, the Company and Wilmington Trust Company as Delaware Trustee and Property Trustee (the "Declaration");

5.       The HIGH TIDES;

6. The Remarketing Agreement among the Company, the Trust, Wilmington Trust Company as Tender Agent and Credit Suisse First Boston Corporation (the "Remarketing Agreement");


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Credit Suisse First Boston Corporation
April 20, 2000
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7.       The Preferred Securities Guarantee Agreement;

8. The Common Securities Guarantee Agreement, executed and delivered by the Company for the benefit of the holders of the Common Securities (the "Common Securities Guarantee Agreement");

9. Certain statements and representations contained in the Company's Representation Certificate attached hereto; and

10. Such other agreements and documents as we have considered necessary or appropriate for the purpose of rendering the opinion set forth below.

In addition, we have assumed that (i) each of the Indenture, the Subordinated Debentures, the Declaration, the HIGH TIDES, the Remarketing Agreement, the Preferred Securities Guarantee Agreement and the Common Securities Guarantee Agreement will not be amended in any material respect; and (ii) the Trust will at all times be operated in accordance with the terms of the Declaration.

Based on and subject to the foregoing, we are of the opinion that:

(a). The Trust will not be classified as a partnership, or as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes and, instead, under Subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended (the "Code"), will be treated as a grantor trust, and the beneficial owners of the HIGH TIDES will be treated as owning undivided pro rata interests in the income and corpus of the Trust; and

(b). Subject to the qualifications and limitations contained therein, the discussion set forth in the Registration Statement under the caption "Certain United States Federal Income Tax Consequences" fairly presents the current United States federal income tax law applicable to the Trust and the material United States federal tax consequences to a United States person of the purchase, ownership and disposition of the HIGH TIDES, and insofar as it relates to statements of law or legal conclusions is correct in all material respects.

We express no opinion as to other tax issues affecting the holders of the HIGH TIDES or the other parties to the transactions described in the Registration Statement. Nor does our opinion address state, local or foreign tax consequences that may result from such transactions.

Our opinion represents only our best judgment regarding the application of United States federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert contrary positions. Furthermore, no assurance can be given that future legislation, judicial


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Credit Suisse First Boston Corporation
April 20, 2000
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decisions or administrative changes, applicable either on a prospective or retroactive basis, might not materially alter our opinion.

We consent to the reference to our firm under the caption "Certain United States Federal Income Tax Consequences" and to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is given as of the date hereof solely for your benefit and may not be relied upon, circulated, quoted or otherwise referred to for any purpose without our prior written consent.



Very truly yours,

COOLEY GODWARD LLP


/s/ Susan Cooper Philpot
------------------------
Susan Cooper Philpot